Exhibit 99.1

United Fire Group, Inc. reports third quarter 2025 results

Third quarter net income of $1.49 per diluted share
and adjusted operating income of $1.50 per diluted share

Third quarter 2025 highlights compared to third quarter 2024, unless otherwise noted:(1)
•Net income increased $19.4 million to $39.2 million.
•Net investment income increased 6.3% to $26.0 million.
•Combined ratio improved 6.3 points to 91.9%; composed of an underlying loss ratio of 56.0%, catastrophe loss ratio of 1.3%, no prior year reserve development, and underwriting expense ratio of 34.6%.
•Underlying combined ratio improved 3.2 points to 90.6%.
•Net written premium(2) increased 7% to $328.2 million.
•Book value per share increased $4.42 to $35.22 as of September 30, 2025, compared to December 31, 2024.
•Adjusted book value per share increased $2.70 to $36.34 as of September 30, 2025, compared to December 31, 2024.
•Return on equity of 12.7% as of September 30, 2025.

CEDAR RAPIDS, IOWA, November 4, 2025 — United Fire Group, Inc. (UFG) (Nasdaq: UFCS) today reported financial results for the three-month period ended September 30, 2025, with net income increasing $19.4 million over the prior year to $39.2 million ($1.49 per diluted share) and adjusted operating income increasing $18.4 million over the prior year to $39.5 million ($1.50 per diluted share).

In the third quarter, net written premium grew 7% to $328.2 million led by continued strong production in core commercial lines. Retention and new business volume were strongly above prior year levels with rates increasing 5.8%.

The third quarter combined ratio improved 6.3 points to 91.9%. The underlying loss ratio improved 1.9 points to 56.0%, reflecting the ongoing benefits of continued rate achievement and favorable frequency trends coupled with favorable large loss experience. The catastrophe loss ratio improved 3.1 points to 1.3% on relatively light third quarter catastrophe activity. Prior year reserve development was neutral overall with favorable development across several lines of business enabling continued proactive reinforcement of casualty reserves. The underwriting expense ratio improved 1.3 points to 34.6% due to continued focus on disciplined expense management and business growth. Net investment income increased $1.5 million to $26.0 million, including 17% growth in fixed maturity income.

“UFG delivered another quarter of outstanding results, achieving the best third quarter combined ratio in nearly 20 years while growing net written premium to a third quarter record of $328 million,” said President and CEO Kevin Leidwinger. “The ongoing strategic steps we have taken to deepen our underwriting expertise, evolve our capabilities, better align with our distribution partners and improve our investment returns contributed to a return on equity of 12.7% through the first nine months of 2025, marking the company’s best year-to-date financial performance in almost two decades. The work we have done over the past three years to transform the company continues to materialize in our financial and operational performance. As we remain focused on the execution of our strategic business plan, UFG is well positioned to navigate the evolving industry dynamics and carry the momentum we have built through the end of the year and into 2026.”

(1) Underlying loss ratio, underlying combined ratio and adjusted book value per share are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.

Consolidated financial highlights:

Consolidated financial highlights(1)
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands, except ratios and per share data)	2025	2024	2025	2024
Net earned premium	$328,431	$300,185	$951,644	$868,613
Net written premium	328,212	305,551	1,036,472	952,941

Combined ratio:
Net loss ratio	57.3%	62.3%	60.1%	65.4%
Underwriting expense ratio	34.6%	35.9%	35.8%	35.5%
Combined ratio	91.9%	98.2%	95.9%	100.9%

Additional ratios:
Net loss ratio	57.3%	62.3%	60.1%	65.4%
Catastrophes	1.3%	4.4%	3.9%	6.7%
Reserve development	—%	—%	(0.5)%	—%
Underlying loss ratio (non-GAAP)	56.0%	57.9%	56.7%	58.7%
Underwriting expense ratio	34.6%	35.9%	35.8%	35.5%
Underlying combined ratio (non-GAAP)	90.6%	93.8%	92.5%	94.2%

Net investment income	$25,992	$24,459	$71,123	$58,830
Net investment gains (losses)	(405)	(1,680)	(2,161)	(4,111)
Net income (loss)	39,190	19,748	79,837	30,515
Adjusted operating income (loss)	39,510	21,075	81,544	33,764

Net income (loss) per diluted share	$1.49	$0.76	$3.03	$1.18
Adjusted operating income (loss) per diluted share	1.50	0.81	3.10	1.30

Return on equity(2)			12.7%	5.4%

(1) Underlying loss ratio, underlying combined ratio and adjusted operating income (loss) are non-GAAP financial measures. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.
(2) Return on equity is calculated by dividing annualized net income by average stockholders’ equity, which is calculated using a simple average of the beginning and ending balances for the period.

Third quarter 2025 results:
(All comparisons vs. third quarter 2024, unless noted otherwise)

Net written premium and net earned premium increased by 7% and 9%, respectively. Core commercial lines net written premium increased 22% supported by increased pricing, improved retention and higher new business. Overall, average renewal premiums increased 7.1% with rates increasing 5.8% and exposure changes of 1.2%. Excluding the workers' compensation line of business, the overall average increase in renewal premiums was 8.1%, with 6.5% from rate increases and 1.5% from exposure changes.

The third quarter combined ratio improved 6.3 points to 91.9% compared to 98.2% in the prior year quarter, driven by the following:
•The underlying loss ratio improved 1.9 points to 56.0%, reflecting sustained lower frequency and earned rate achievement as well as favorable large loss experience compared to historical levels.
•Catastrophe losses improved 3.1 points to 1.3%, below both the five-year and 10-year historical averages.
•Prior year reserve development, excluding catastrophe losses, was neutral for the third quarter of 2025.
•The underwriting expense ratio of 34.6% improved 1.3 points mainly driven by continued focus on disciplined expense management and business growth.

Net investment income was $26.0 million for the third quarter of 2025, an increase of $1.5 million or 6.3%. Income from the fixed maturity portfolio increased by $3.2 million as a result of portfolio management actions and investing at higher rates. Other income increased $1.2 million driven by interest on cash and cash equivalents. This was partially offset by lower income on other long-term investments of $2.7 million compared to $5.4 million in the third quarter of 2024.

Investment results
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands, except average yields)	2025	2024	2025	2024
Investment income:
Interest on fixed maturities	$21,874	$18,719	$64,300	$49,826
Dividends on equity securities	—	—	—	341
Income (loss) on other long-term investments	2,655	5,408	4,584	5,789
Other	4,381	3,173	11,415	11,259
Total investment income	$28,910	$27,300	$80,299	$67,215
Less investment expenses	2,918	2,841	9,176	8,385
Net investment income	$25,992	$24,459	$71,123	$58,830

Average yields on fixed income securities pre-tax(1)	4.37%	3.97%	4.29%	3.63%
(1) Fixed income securities yield excluding net unrealized investment gains/losses and expenses.

Balance sheet

	September 30, 2025	December 31, 2024

(In thousands, except per share data)	(unaudited)
Invested assets	$2,271,062	$2,093,094
Cash	233,737	200,949
Total assets	3,753,912	3,488,469
Losses and loss settlement expenses	1,882,067	1,796,782
Total liabilities	2,855,201	2,706,938
Net unrealized investment gains (losses), after-tax	(28,514)	(72,241)
Total stockholders’ equity	898,711	781,531

Book value per share	$35.22	$30.80
Adjusted book value per share(1)	36.34	33.64
(1) Adjusted book value per share is a non-GAAP financial measure. See Definitions of non-GAAP information and reconciliations to comparable GAAP measures for additional information.

The company’s book value per share was $35.22, an increase of $4.42 per share, or 14.4%, from December 31, 2024. This increase is primarily related to an increase in net income and a decrease in unrealized investment losses on fixed maturity securities, partially offset with shareholder dividends during the nine-month period ended September 30, 2025.

Capital management

During the third quarter of 2025, the company declared and paid a $0.16 per share cash dividend to shareholders of record as of August 29, 2025. UFG has paid a quarterly dividend every quarter since March 1968.

Earnings call access information

An earnings call will be held at 9:00 a.m. CT on Wednesday, November 5, 2025, to allow securities analysts, shareholders and other interested parties the opportunity to hear management discuss the company’s third quarter of 2025 results.

Teleconference: Dial-in information for the call is toll-free 1-844-492-3723 (international 1-412-542-4184). The event will be archived and available for digital replay through November 12, 2025. The replay access information is toll-free 1-855-669-9658 (international 1-412-317-0088); conference ID no. 1882349.

Webcast: An audio webcast of the teleconference can be accessed at the company’s investor relations page at https://ir.ufginsurance.com/events-and-presentations/ or https://event.choruscall.com/mediaframe/webcast.html?webcastid=8tZhw108. The archived audio webcast will be available for one year.

Transcript: A transcript of the teleconference will be available on the company’s website soon after the completion of the teleconference.

About UFG

Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. AM Best assigns a rating of “A-” (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “remain(s) optimistic,” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual outcomes and results to differ materially from those expressed in the forward-looking statements is contained in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 Annual Report”), filed with the Securities and Exchange Commission (“SEC”) on February 26, 2025. The risks identified in our 2024 Annual Report and in our other SEC filings are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. In addition, future dividend payments are within the discretion of our Board of Directors and will depend on numerous factors, including our financial condition, our capital requirements and other factors that our Board of Directors considers relevant.

Definitions of non-GAAP information and reconciliations to comparable GAAP measures

The company prepares its financial statements in conformity with generally accepted accounting principles (GAAP) in the United States of America. Management uses certain non-GAAP financial measures to evaluate its operations and profitability. Management also believes that disclosure of certain non-GAAP financial measures enhances investor understanding of our financial performance. Non-GAAP financial measures disclosed in this report include: adjusted operating income, underlying loss ratio, underlying combined ratio, and adjusted book value per share. The company has provided the following definitions and reconciliations of the non-GAAP financial measures:

Adjusted operating income: Adjusted operating income is calculated by excluding net investment gains and losses, after applicable federal and state income taxes from net income (loss). Management believes adjusted operating income is a meaningful measure for evaluating insurance company performance and a useful supplement to GAAP information because it better represents the normal, ongoing performance of our business. Investors and equity analysts who invest in and report on the insurance industry and the company generally focus on this metric in their analyses.

Net income reconciliation
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands, except per share data)	2025	2024	2025	2024
Income statement data
Net income (loss)	$39,190	$19,748	$79,837	$30,515
Less: after-tax net investment gains (losses)	(320)	(1,327)	(1,707)	(3,249)
Adjusted operating income (loss)	$39,510	$21,075	$81,544	$33,764
Diluted earnings per share data
Net income (loss)	$1.49	$0.76	$3.03	$1.18
Less: after-tax net investment gains (losses)	(0.01)	(0.05)	(0.07)	(0.12)
Adjusted operating income (loss)	$1.50	$0.81	$3.10	$1.30

Underlying loss ratio and underlying combined ratio: Underlying loss ratio represents the net loss ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The underlying combined ratio represents the combined ratio less the impacts of catastrophes and non-catastrophe prior year reserve development. The company believes that the underlying loss ratio and underlying combined ratio are meaningful measures to understand the underlying trends in the core business in the current accident year, removing the volatility of prior year impacts and catastrophes. Management believes separate discussions on catastrophe losses and prior year reserve development are important to understanding how the company is managing catastrophe risk and identifying developments in longer-tailed business.

Prior year reserve development is the increase (unfavorable) or decrease (favorable) in incurred loss and loss adjustment expense at the valuation dates for losses which occurred in previous calendar years. This measure excludes development on catastrophe losses.

Catastrophe losses is an operational measure which utilizes the designations of the Insurance Services Office (“ISO”) and is reported with losses and loss adjustment expense amounts net of reinsurance recoverables, unless specified otherwise. In addition to ISO catastrophes, we also include as catastrophes those events, which may include U.S. or international losses, that we believe are, or will be, material to our operations, either in amount or in number of claims made. Catastrophes are not predictable and are unique in terms of timing and financial impact. While management estimates catastrophe losses as incurred, due to the inherently unique nature of catastrophe losses, the impact in a reporting period is inclusive of catastrophes that occurred in the reporting period, as well as development on catastrophes that have occurred in prior periods.

Adjusted book value per share: Adjusted book value per share is calculated by dividing shareholders' equity, excluding net unrealized investment gains and losses, net of tax, by the number of common shares outstanding. Management believes adjusted book value per share is a meaningful measure for evaluating the company's net worth that is primarily attributable to our business operations, because it removes the effect of changing prices on invested assets that can fluctuate from period to period. Book value per share is the most directly comparable GAAP measure.

Book value per share reconciliation
(Unaudited)
(In thousands, except per share data)	September 30, 2025	December 31, 2024
Shareholders' equity	$898,711	$781,531
Less: Net unrealized investment gains (losses), net of tax	(28,514)	(72,241)
Shareholders' equity, excluding net unrealized investment gains (losses), net of tax	$927,225	$853,772

Common shares outstanding (basic)	25,514	25,378
Book value per share	$35.22	$30.80
Adjusted book value per share	36.34	33.64

Certain performance measures

The company uses the following measure to evaluate its financial performance. Management believes a discussion of this measure provides financial statement users with a better understanding of the company’s results of operations. The company has provided the following definition:

Net written premium: Net written premium is frequently used by industry analysts and other recognized reporting sources to facilitate comparisons of the performance of insurance companies. Net written premium is the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. Management believes net written premium is a meaningful measure for evaluating insurance company sales performance and geographical expansion efforts. Net written premium for an insurance company consists of direct premiums written and premiums assumed, less premiums ceded. Net earned premium is calculated on a pro-rata basis over the terms of the respective policies. Unearned premium reserves are established for the portion of written premium applicable to the unexpired terms of the insurance policies in force. The difference between net earned premium and net written premium is the change in unearned premium and the change in prepaid reinsurance premiums.

Supplemental tables

Income statement
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2025	2024	2025	2024
Revenues
Net earned premium	$328,431	$300,185	$951,644	$868,613
Net investment income	25,992	24,459	71,123	58,830
Net investment gains (losses)	(405)	(1,680)	(2,161)	(4,111)
Other income (loss)	—	—	—	(3,200)
Total revenues	$354,018	$322,964	$1,020,606	$920,132

Benefits, losses and expenses
Losses and loss settlement expenses	$188,180	$187,148	$571,608	$568,119
Amortization of deferred policy acquisition costs	81,513	71,425	233,280	204,504
Other underwriting expenses	32,124	36,454	107,017	103,532
Interest expense	3,118	2,481	8,085	4,800
Other non-underwriting expenses	407	481	884	1,688
Total benefits, losses and expenses	$305,342	$297,989	$920,874	$882,643

Income (loss) before income taxes	$48,676	$24,975	$99,732	$37,489
Federal income tax expense (benefit)	9,486	5,227	19,895	6,974
Net income (loss)	$39,190	$19,748	$79,837	$30,515

Net written premium by line of business
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2025	2024	2025	2024
Net written premium(1)
Commercial lines:
Other liability(2)	$97,916	$85,110	$314,052	$278,946
Fire and allied lines(3)	66,403	66,219	205,922	199,593
Automobile	73,831	61,274	239,468	204,481
Workers’ compensation	18,166	13,925	59,361	47,827
Surety(4)	15,877	13,407	47,803	42,511
Miscellaneous	632	4,879	4,543	9,885
Total commercial lines	$272,825	$244,814	$871,149	$783,243

Personal lines:
Fire and allied lines(5)	$7,164	$2,815	$15,304	$10,397
Automobile	46	601	465	1,685
Miscellaneous	—	2	—	5
Total personal lines	$7,210	$3,418	$15,769	$12,087
Assumed reinsurance(6)	48,177	57,319	149,554	157,611
Total	$328,212	$305,551	$1,036,472	$952,941
(1) Net written premium is a performance measure reflecting the amount charged for insurance policy contracts issued and recognized on an annualized basis at the effective date of the policy. See Certain performance measures for additional information.
(2) Commercial lines “Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) Commercial lines “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) Commercial lines “Surety” previously referred to as “Fidelity and surety.”
(5) Personal lines “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.
(6) Assumed reinsurance includes Funds at Lloyd's.

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Three months ended September 30,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premium	incurred	ratio	premium	incurred	ratio
Commercial lines
Other liability	$101,540	$73,890	72.8%	$86,688	$68,495	79.0%
Fire and allied lines	64,071	23,537	36.7	64,070	34,113	53.2
Automobile	74,696	42,033	56.3	62,489	22,214	35.5
Workers’ compensation	17,657	12,295	69.6	13,959	14,630	104.8
Surety	16,909	4,422	26.2	15,900	4,799	30.2
Miscellaneous	2,299	1,030	44.8	2,840	3,104	109.3
Total commercial lines	$277,172	$157,207	56.7%	$245,946	$147,355	59.9%

Personal lines
Fire and allied lines	$5,211	$2,323	44.6%	$2,780	$(1,753)	(63.1)%
Automobile	364	232	63.7%	332	198	59.6%
Miscellaneous	—	(6)	NM	2	171	NM
Total personal lines	$5,575	$2,549	45.7%	$3,114	$(1,384)	(44.4)%
Assumed reinsurance	45,684	28,424	62.2	51,125	41,177	80.5
Total	$328,431	$188,180	57.3%	$300,185	$187,148	62.3%
NM = Not meaningful

Net earned premium, net losses and loss settlement expenses and net loss ratio by line of business
Nine months ended September 30,	2025			2024
		Net losses			Net losses
		and loss			and loss
	Net	settlement	Net	Net	settlement	Net
(Unaudited)	earned	expenses	loss	earned	expenses	loss
(In thousands, except ratios)	premiums	incurred	ratio	premiums	incurred	ratio
Commercial lines
Other liability	$283,797	$207,438	73.1%	$252,011	$200,980	79.8%
Fire and allied lines	193,013	88,600	45.9	190,123	109,293	57.5
Automobile	208,198	124,858	60.0	176,688	109,624	62.0
Workers’ compensation	47,073	30,607	65.0	39,901	29,291	73.4
Surety	48,104	14,372	29.9	44,748	14,992	33.5
Miscellaneous	8,694	5,122	58.9	6,579	5,131	78.0
Total commercial lines	$788,879	$470,997	59.7%	$710,050	$469,311	66.1%

Personal lines
Fire and allied lines	$9,876	$4,226	42.8%	$10,423	$3,215	30.8%
Automobile	1,522	972	63.9%	575	308	53.6%
Miscellaneous	2	(47)	NM	8	193	NM
Total personal lines	$11,400	$5,151	45.2%	$11,006	$3,716	33.8%
Assumed reinsurance	151,365	95,460	63.1	147,557	95,092	64.4
Total	$951,644	$571,608	60.1%	$868,613	$568,119	65.4%
NM = Not meaningful